EXHIBIT 10.17

EMPLOYMENT AGREEMENT
(Kyle Udseth)

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 10, 2021 (the “Effective Date”), by and between Pineapple Energy LLC, a Delaware limited liability company (the “Company”), and Kyle Udseth (the “Employee”), an individual and resident of the state of Minnesota (the Company and the Employee each a “Party” and together the “Parties”).

WHEREAS, the Company desires to employ the Employee effective as of February 10, 2021 (the “Start Date”), and Employee desires to accept such employment with the Company, subject to the terms and conditions of this Agreement.

WHEREAS, in connection with the Employee’s employment with the Company, Employee will have access to confidential, proprietary and trade secret information of the Company, which confidential, proprietary and trade secret information the Company desires to protect from disclosure and unfair competition.

WHEREAS, the Employee acknowledges and agrees that but for the Employee’s willingness to enter into this Agreement, the Company would not agree to provide the Employee the compensation and benefits identified in this Agreement, including without limitation the severance provisions contained herein, and that the Employee’s execution of this Agreement is a condition precedent to the Company entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.        POSITION AND DUTIES.

(a)       GENERAL. During the Employment Term, the Employee shall serve the Company as its Chief Executive Officer or in such other role as assigned to the Employee and shall report directly to the Company’s Board of Managers (the “Board”).  In this capacity, the Employee shall be responsible for managing the overall operations of the Company and shall otherwise have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may be assigned to the Employee from time to time by the Board.

(b)       OTHER ACTIVITIES. During the Employment Term, the Employee shall devote substantially all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company and shall serve the Company faithfully and to the best of his ability in a diligent, trustworthy, businesslike and efficient manner. During the Employment Term, the Employee shall comply with all policies and procedures of the Company as in effect from time to time or as may be otherwise adopted by the Company, including without limitation any anti-harassment or anti-discrimination policy or code of conduct, and shall use his best efforts to promote the interests, prospects, condition (financial and otherwise) and welfare of the Company.

2.        EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for an initial term beginning on the Start Date and ending effective as of the two (2) year anniversary of the Start Date (the “Initial Term”); provided, however, that the Employee’s employment hereunder may be earlier terminated in accordance with Section 9, subject to the provisions of Section 10. On the two (2) year anniversary of the Start Date, and on each succeeding one-year anniversary of the Start Date (each an “Anniversary Date”), the Employment Term shall be automatically extended until the next Anniversary Date (each a “Renewal Term”) unless either Party gives written notice of non-renewal to the other Party at least ninety (90) days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended; provided, however, that the Employee’s employment hereunder may be earlier terminated in accordance with Section 9, subject to the provisions of Section 10.   The Initial Term together with any Renewal Term is referred to herein as the “Employment Term.”  If Employee remains employed by the Company after the Employment Term ends for any reason, then such continued employment shall be according to the terms and conditions established by the Company from time to time; provided that any provisions of this Agreement that by their terms survive the termination of the Employment Term shall remain in full force and effect.

3.        BASE SALARY. During the Employment Term, the Company will pay the Employee a base salary at an annualized rate to be determined by the Board from time to time, subject to applicable tax withholding and any other approved deduction, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. Commencing on the Start Date, the Employee’s initial annualized base salary shall be $150,000.00 (the “Initial Base Salary”). The Employee’s annualized base salary shall increase to $300,000.00 (the “Target Base Salary”) immediately upon a Qualifying Transaction (as defined below). For purposes of this Agreement, a “Qualifying Transaction” means the closing of the transactions contemplated by the Merger Agreement being negotiated by the Company with Communication Systems, Inc. or, if earlier, the closing of such other transaction as determined by the Board in its sole discretion, in any case occurring during the Employment Term. The annual base salary, including the Initial Base Salary and the Target Base Salary (as the case may be), as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.        SIGNING BONUS. The Company will pay Employee a one-time signing bonus of $65,000.00, subject to applicable tax withholding and any other approved deductions, payable on the first regular payroll date after the Effective Date.

5.        ANNUAL DISCRETIONARY BONUSES. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment on such terms as determined by the Board from time to time (the “Annual Discretionary Bonus”). Based upon satisfactory performance of Employee and the Company and a target bonus opportunity of fifty (50) percent of Employee’s Base Salary, subject to applicable tax withholding and any other approved deduction. The Annual Discretionary Bonus shall be in an amount determined in the sole discretion of the Board based on its evaluation of factors determined by the Board. Any Annual Discretionary Bonus awarded hereunder shall be paid on or prior to March 15 of the year following the calendar year in which such Annual Discretionary Bonus relates, subject to the Employee’s continued employment with the Company through the date of payment.

6.        VACATION. For each calendar year during the Employment Term, the Employee shall be entitled to vacation leave as mutually agreed to by the Employee and the Board. The Employee acknowledges and agrees that the Employee will not be entitled to receive payment for any unused vacation leave upon termination of the Employee’s employment with the Company for any reason.

7.        EMPLOYEE BENEFITS.

(a)       BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company may determine in its sole discretion to adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation in such employee benefit plans will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. In addition, the Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program. The Employee understands and acknowledges that as of the Start Date, the Company has not adopted any employee benefit plans.

(b)       BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder. Any exceptions or deviations from the Company’s expense reimbursement policy shall be approved in advance by the Board.

(c)       INSURANCE. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on the Employee in any amount or amounts considered advisable. The Employee agrees to cooperate in any medical or other examination, at the Company’s expense, and to supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

8.        EQUITY AWARD. The Employee acknowledges the prior grant of Class P Units in the Company.

9.        TERMINATION.  The Employee’s employment with the Company under the terms of this Agreement and the Employment Term shall terminate upon on the first of the following to occur:

(a)       DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity which has lasted or can reasonably be expected to last for one hundred eighty (180)

days (including weekends and holidays) in any three hundred sixty-five (365) day period as determined by the Board in its reasonable discretion. The Employee (or the Employee’s representative) shall cooperate in all respects with the Company if a question arises as to whether the Employee has experienced a Disability (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company).

(b)       DEATH. Automatically upon the date of death of the Employee.

(c)       BY THE COMPANY FOR CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause.  “Cause” shall mean: (a) the Employee commits any act or omission that threatens, or that the Board reasonably determines could threaten, the operation of Company’s or any of its Affiliates’ business or exposes, or that the Board reasonably determines could expose, the Company to any loss, liability, claim, penalty or judicial or administrative action; (b) the Employee interferes with any contract, agreement, relationship or understanding which Company may have with a customer, prospect, vendor, or any other person or entity, that threatens, or that the Board reasonably determines could threaten, the Company’s or any of its Affiliates’ reputation, image, business or business relationships; (c) the Employee being charged with, convicted for, or pleading guilty or no contest to, any felony, or other crime involving moral turpitude; (d) a breach by the Employee of any of his obligations or representations under this Agreement by the Employee (other than any obligations or representations under this Agreement related to any agreements with any prior employer), including without limitation Employee’s failure to comply with any policies or procedures of the Company, or a failure of the Employee to satisfactorily perform his job duties, in any case if such breach or failure is not cured by the Employee (if curable) to the reasonable satisfaction of the Board within thirty (30) days after receiving written notice of such breach or failure from Company.

(d)       BY THE COMPANY WITHOUT CAUSE. Immediately following written notice by the Company to the Employee of the termination of the Employee’s employment without Cause.

 (e)      BY THE EMPLOYEE FOR GOOD REASON. Upon satisfaction of the conditions for the Employee to voluntarily terminate employment for Good Reason. “Good Reason” shall mean an initial occurrence of any of the following without the Employee’s consent: (i) a substantial adverse change in the nature or scope of the Employee’s responsibilities, authorities, powers, functions or duties such that the Employee would no longer be considered to be a member of senior management of the Company; (ii) a reduction in the Employee’s annual Base Salary except for across the board salary reductions similarly affecting all or substantially all management employees; or (iii) the relocation of offices at which the Employee is principally employed to a location more than fifty (50) miles from such offices; provided, however, that “Good Reason” shall not exist unless the Employee has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (i) through (iii) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from the

Employee, and the Employee’s date of termination as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

(f)       BY THE EMPLOYEE FOR ANY REASON OTHER THAN GOOD REASON. Upon ninety (90) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment for any reason other than Good Reason; provided, however, that the Board may, in its sole discretion, elect to accelerate the date of termination and such acceleration of the date of termination will not be deemed a termination of the Employee’s employment without Cause and the Company shall be under no obligation to compensate the Employee for the full ninety (90) day notice period.

10.      CONSEQUENCES OF TERMINATION.

(a)       DEATH. In the event that the Employee’s employment and the Employment Term end on account of the Employee’s death, the Employee’s estate shall be entitled to the following:

(i)        any earned and unpaid Base Salary through the date of termination; and

(ii)       reimbursement for any unreimbursed business expenses incurred through the date of termination (collectively, payment of amounts under Sections 10(a)(i) through 10(a)(ii) shall be hereafter referred to as the “Accrued Benefits”).

(b)       DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee only with the Accrued Benefits.

(c)       TERMINATION BY THE COMPANY FOR CAUSE; TERMINATION BY THE EMPLOYEE FOR ANY REASON OTHER THAN GOOD REASON. If the Employee’s employment is terminated (i) by the Company for Cause or (ii) by the Employee for any reason other than Good Reason, then the Company shall pay or provide the Employee only with the Accrued Benefits.

(d)       TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR DUE TO DISABILITY, OR RESIGNATION BY THE EMPLOYEE FOR GOOD REASON, IN EITHER CASE DURING THE EMPLOYMENT TERM. If the Employee’s employment is terminated by the Company for any reason other than Cause or due to Employee’s Disability, or the Employee’s employment is terminated by the Employee for Good Reason, in either case with the Employee’s date of termination occurring during the Employment Term, then the Company shall: (i) pay or provide the Employee the Accrued Benefits, and (ii) subject to the Employee signing and not rescinding a release of claims in a form acceptable to Employee and the Company (the “Release”) and the Employee strictly complying with the terms of this Agreement and any other written agreement between the Employee and the Company or any of its Affiliates as of the date each of the installments described below is to be paid, the Company shall pay to the Employee as severance pay a total amount equal to fifty (50%) of the annual Base Salary as of the date of termination, subject to applicable tax withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll during the period from the Employee’s date of termination through and the six (6) month anniversary of the Employee’s date of termination; provided, however, that any installments that otherwise would be payable on the

Company’s regular payroll dates between the Employee’s date of termination and the sixtieth (60th) calendar day after the Employee’s date of termination will be delayed until the Company’s first regular payroll date that is more than sixty (60) days after the Employee’s date of termination and included with the installment payable on such payroll date.

(e)       OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any other position Employee then holds with the Company, including any position on the Board and any position as an officer, director or fiduciary of any related entity, and will promptly cooperate in the execution of the appropriate documents to effect the resignation.

(f)       EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 9 and 10 shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

11.      RESTRICTIVE COVENANTS

In consideration for the Employee’s employment hereunder, the compensation and benefits to be provided hereunder and otherwise in connection with the Employee’s employment with the Company, the Employee agrees to the following restrictive covenants.

(a)       CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee has had and will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information, and to use such information only for specified limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by, or service to, the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 11 who, in each case, agree to keep such information confidential.  Notwithstanding any other language in this Agreement to the contrary, the Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the Employee does not disclose the trade secret except pursuant to a court order.

(b)       NONCOMPETITION. The Employee acknowledges that (i) the Employee has performed valuable services for the Company and will perform valuable services for the Company, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, and (iv) the Employee is expected to generate goodwill for the Company and its affiliates in the course of the Employee’s employment.  Accordingly, during the Employee’s employment or service with the Company (including any such period after the Employment Term) and for a period of twelve (12) months thereafter, regardless of the reason for the termination of such employment or service and whether such termination is at the Employee’s or the Company’s initiative, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the Business, anywhere in the United States or in any locale in which the Company is engaged in the Business or has actively planned, on or prior to the termination of the Employment Term, to be engaged in on or after such date (the “Restricted Territory”). Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as the Employee has no active participation in the business of such corporation.

For purposes hereof, the meaning of the term “Business” means any business in which the Company is engaged in during the Employment Term (or has actively planned to engage in) at the time of the termination of the Employee’s employment. Employee explicitly acknowledges and agrees that as of the Effective Date the Business includes marketing, distributing, selling and installing photovoltaic solar energy generation products and related products and services.

(c)       NONSOLICITATION; NONINTERFERENCE; NONHIRE. During the Employee’s employment or service with the Company (including any such period after the Employment Term) and for a period of twelve (12) months thereafter, regardless of the reason for the termination of such employment or service and whether such termination is at the Employee’s or the Company’s initiative, the Employee agrees that the Employee shall not, except in furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) persuade or induce any supplier (including any entity selling advertising inventory directly or indirectly to the Company) or vendor of the Company or any of its direct affiliates to terminate, reduce or change its supply of its goods or service to the Company or any of its direct affiliates; (ii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its direct affiliates and any of their respective vendors, joint venturers or licensors; or (iii) solicit, aid or induce any employee, representative or agent of the Company or any of its direct affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent. An employee, representative or agent shall be deemed covered by this Section 11(c) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 11(c) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.

(d)       NONDISPARAGEMENT. Both during the Employment Term and at all times thereafter, regardless of the reason for termination, the Employee agrees not to make comments materially injurious to the reputation of the Company or otherwise disparage the Company or any of its officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)       RETURN OF COMPANY PROPERTY. Within five (5) business days of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or any documents and property belonging to the Company).

(f)       REASONABLENESS OF COVENANTS.  In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11(f).  The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11(f), and that the Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 11(f) if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Employee challenges the reasonableness or enforceability of any of the provisions of this Section 11(f). It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 11(f).

(g)       REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)       SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

12.      COOPERATION.  In connection with any termination of the Employee’s employment with the Company, regardless of the reason for the termination of such employment or service and whether such termination is at the Employee’s or the Company’s initiative, the Employee agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Employee’s job responsibilities to the Employee’s successor. In addition, upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by, or providing services to, the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment or service with the Company. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses reasonably incurred by the Employee in complying with this Section 12.

13.      EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

14.      NO ASSIGNMENTS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither Party may, without the written consent of the other Party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of the Employee, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (iii) any Affiliate. Each member of the Company is an intended third party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Agreement as if a direct party to this Agreement.

15.      NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

The Employee’s home address then known by the Company

If to the Company:

Pineapple Energy LLC
c/o Northern Pacific Group
315 East Lake Street, Suite 301
Wayzata, MN 55391
Attn: Scott Honour
E-mail: shonour@northernpacificgroup.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
90 South Seventh Street, Suite 2200
Minneapolis, MN 55402
Attention: Steven Kennedy

E-mail: steven.kennedy@faegredrinker.com

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.      SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17.      SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

18.      COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.      GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement, the rights and obligations of the Parties, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to the choice of law provisions thereof. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY OR SERVICE WITH THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EMPLOYEE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT. Except as may be explicitly set forth in this Agreement, (including in Section 11(f)), the Parties acknowledge and agree that in connection with any dispute hereunder, each Party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.  Any claim arising out of or relating to this Agreement may be instituted in any state or federal court in Hennepin County, State of Minnesota, or in the United States District Court for the District of Minnesota, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such claim and irrevocably submits to the jurisdiction of any such court in any such claim.

20.      MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer of the Company as may be designated by the Board, and in any case must be approved by the Board. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth the entire agreement of the

Parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof; provided, however, that nothing in this Agreement is intended to, and this Agreement does not, supersede or modify the terms of any other written agreements between the Company and the Employee, each of which shall remain in full force and effect in accordance with their terms. Except with respect to the other agreements identified in the preceding sentence, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

21.      REPRESENTATIONS.  The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder, (c) the Employee is not subject to any restrictive covenants or other agreements or legal restriction in favor of any person or entity which would in any way preclude, inhibit, or limit his employment or the performance of his duties and responsibilities to the Company and its affiliates and such performance of employment duties will not create a default or event of default or the right to terminate any other agreement to which the Employee (or any entity under his control) is a party or otherwise bound, (d) the Employee has been advised of, and has agreed to abide by, the Company’s policy not to obtain or use any confidential information, proprietary information, or trade secrets of its competitors or others, unless such information is properly obtained from sources permitted to disclose such information, and (e) the Employee can perform the essential functions of his job with or without a reasonable accommodation, and he shall provide notice to the Company regarding any required accommodation. Employee affirms and acknowledges that he has represented to the Company that any obligations he has to a prior employer do not prohibit him from performing his obligations under this Agreement, nor is he aware of any circumstances in which the acceptance of employment with the Company will violation any agreement or create any dispute with a prior employer. In the event of any dispute or issue between the Employee and any prior employer, the Employee shall promptly inform and involve the Company with respect to any communications or dealings relating to such dispute or issue. The Employee shall indemnify and hold harmless the Company against any expenses, damages, costs, losses and fees (including legal fees) incurred by the Company in connection with any suit, claim or proceeding brought by a third party and which is based on facts which constitute a breach of any of the representations and warranties in this Section 21.

22.      TAX MATTERS.

(a)       WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)       SECTION 409A COMPLIANCE. The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company or its affiliates be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the termination date (the “Specified Employee Payment Date”).The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

PINEAPPLE ENERGY LLC

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Chair

EMPLOYEE

/s/ Kyle Udseth
Kyle Udseth